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                                 EXHIBIT 99.1


NPS PHARMACEUTICALS ANNOUNCES CLOSING OF MERGER WITH ALLELIX


     SALT LAKE CITY, and TORONTO, Dec. 23 /PRNewswire/ -- NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) and Allelix Biopharmaceuticals Inc. (Toronto: AXB) announced today that the merger between the two companies has now closed. At special shareholders meetings in Salt Lake City and Toronto on December 15, 1999, the shareholders of both companies approved the merger and the Canadian court gave final approval on December 17, 1999. The Company is now operating as NPS Pharmaceuticals in the U.S. and as NPS Allelix in Canada. In the U.S., the trading symbol on Nasdaq will remain "NPSP," while in Canada, NPS Allelix will trade on the Toronto Stock Exchange under the symbol "NX."

     The merger calls for NPS Pharmaceuticals to issue approximately 6.5 million shares of common stock to Allelix common shareholders at an exchange ratio of
0.3238 shares of NPS common stock for each outstanding share of Allelix stock. In addition to the 6.5 million shares, approximately 1 million shares of NPS common stock were reserved for issuance to the holders of Allelix options, warrants, and preferred stock at the same exchange ratio. Under the arrangement, Allelix shareholders that are not residents of Canada have received NPS common shares. Allelix shareholders that are residents of Canada received either NPS common shares or shares of NPS Allelix that are exchangeable one for one into NPS common shares.

     Additional information regarding the merger of NPS and Allelix and the programs of the new company can be obtained in the U.S. by contacting David Clark, Vice President, Corporate Communications and Development at NPS Pharmaceuticals, at (801) 583-4939, and in Canada by contacting Paul Van Damme, Vice President, Finance, NPS Allelix, at (905) 677-0831. The NPS web page (http://www.npsp.com) also contains additional information regarding the merger and a link to the Allelix web page.

     NOTE: Statements included within this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from those described herein. For a more complete discussion of risks and uncertainties, please refer to cautionary statements made in NPS documents filed with the SEC, in particular the Company's proxy statement delivered to stockholders in connection with the merger and its annual report on Form 10-K.